Exhibit 99.1

TO BUSINESS EDITOR:

ISTA Pharmaceuticals, Inc. Reports First Quarter 2006 Financial Results

IRVINE, Calif., May 8 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved products for serious conditions of the eye, today reported financial results for the first quarter ended March 31, 2006.

ISTA reported total revenue for the three months ended March 31, 2006 of $5.55 million, as compared to $0.6 million for the same period in 2005. Net product sales for the first quarter of 2006 were $5.48 million, as compared to $0.5 million for the first quarter of 2005. Net product sales for the first quarter of 2006 included Xibrom(TM) net sales of $2.9 million, Istalol(R) net sales of $1.8 million and Vitrase(R) net sales of $0.8 million, as compared to zero, $0.1 million and $0.4 million for the first quarter of 2005, respectively. Xibrom was not launched until the second quarter of 2005 so it had no sales in the first quarter of 2005.

The net loss for the first quarter of 2006 was $10.6 million, or $0.41 per share, as compared to a net loss of $8.2 million, or $0.34 per share, for the same period in 2005. During the first quarter of 2006, ISTA adopted SFAS 123R which requires ISTA to recognize expense for stock-based compensation. For the first quarter of 2006, ISTA recorded $0.5 million, or $0.02 per share, of stock-based compensation expense. At March 31, 2006, ISTA had cash and cash equivalents of $29.8 million.

As compared to the fourth quarter of 2005, ISTA’s total revenue for the first quarter of 2006 increased approximately 50%, from $3.7 million to $5.5 million. Total operating expenses were $14.5 million for the first quarter of 2006 as compared to $13.6 million for the fourth quarter of 2005, with the difference primarily attributable to $0.5 million in stock-based compensation expense recorded in the first quarter of 2006 as a result of the adoption of SFAS 123R and to a $0.4 million increase in other operating expenses.

“The first quarter of 2006 was a very productive and exciting three months for ISTA on several fronts, including expansion of our product labeling with Xibrom and EMEA acceptance of the Vitragan(TM) filing in Europe, the advancement of our clinical pipeline in the ecabet and tobramycin programs and increases both in product sales and market penetration,” stated Vicente Anido, Jr., President and Chief Executive Officer of ISTA. “Our goal in 2006 is to continue the build-out of our premier ophthalmology franchise and increase shareholder value. We intend to further advance this goal by our planned filing in the second quarter of our NDA for our tobramycin and prednisolone acetate combination product.”

Revenue for the quarter ended March 31, 2006 was $5.55 million, as compared to $0.6 million for the same period in 2005. In addition to product sales, ISTA reported other revenue of $69,000 for both the first quarter of 2006 and the first quarter of 2005, which is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase in Japan.

Product gross margin for the first quarter ended March 31, 2006 was $3.5 million, or 65% of net product sales, as compared to a product gross margin of $0.2 million, or 28% of net product sales, for the same period in 2005. The primary reason for the increase in gross product margin for the first quarter of 2006 as compared to the first quarter of 2005 is the addition of Xibrom to ISTA’s marketed products and growth in revenue for both Istalol and Vitrase.

ISTA’s total operating expenses for the first quarter of 2006 were $14.5 million, as compared to $8.8 million for the first quarter of 2005.

Research and development expenses were $4.5 million in the first quarter of 2006, as compared to $2.4 million for the first quarter of 2005. The $2.1 million increase is mainly attributable to the completion and analysis in the first quarter of 2006 of a Phase III clinical trial for the tobramycin and prednisolone acetate combination product as well as a Phase IIb trial of ecabet sodium for the treatment of dry eye syndrome.

Selling, general and administrative expenses were $10.0 million in the first quarter of 2006, as compared to $6.4 million for the first quarter of 2005. Of the $3.6 million increase in selling, general and administrative expenses, $2.4 million relates to sales and marketing expenses associated with ISTA’s three approved products, including an increase in sales personnel, $0.7 million is attributable to increases in personnel expenses and other general corporate expenses principally related to facility costs and $0.5 million relates to the stock based compensation expense arising from the adoption of SFAS 123R.

Net interest income was $0.3 million in the first quarter of 2006, as compared to $0.4 million for the first quarter of 2005. Cash, cash equivalents and short-term investments totaled $29.8 million at March 31, 2006 as compared to $67.1 million for the same period in 2005. As of March 31, 2006, total common shares outstanding were 25,917,508.

First Quarter 2006 Corporate Highlights

•	By the end of the first quarter of 2006, Xibrom had achieved 13.6% share Of dollarized new prescriptions (NRx’s), a gain of 68% over the fourth quarter of 2005, and Istalol had achieved 7.2% share of dollarized new prescriptions (NRx’s), a gain of 16% over the fourth quarter of 2005.(Source: IMS Data.)

•	In January, ISTA announced the acceptance by the EMEA of ISTA’s European Marketing Application for Vitragan(TM) (Ovine Hyaluronidase) for the treatment of vitreous hemorrhage. Vitragan is ISTA’s proprietary formulation of highly purified ovine hyaluronidase which is marketed by ISTA in the U.S. as Vitrase.

•	In January, ISTA received FDA approval for an expanded indication of Xibrom to treat pain following cataract surgery. Xibrom was originally approved by the FDA in March 2005 for the treatment of ocular inflammation following cataract surgery.

•	In February, ISTA announced positive Phase III results for tobramycin and prednisolone acetate combination product for the treatment of steroid-responsive inflammatory ocular conditions where risk of bacterial infection exists.

•	In February, ISTA announced positive preliminary results from the Phase IIb trial of ecabet sodium for the treatment of dry eye syndrome.

•	During the first quarter of 2006, ISTA’s products were the subject of 33 poster, manuscript and abstract submissions, which exceeded the total number submitted for ISTA’s products during calendar year 2005.

ISTA will host a conference call with a simultaneous webcast today, May 8, 2006 at 10:30 AM Eastern Time, to discuss its first quarter 2006 results. To access the live conference call, U.S. and Canadian participants may dial 800-561-2731; international participants may dial 617-614-3528. The access code for the live call is 39436556. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 18789772. This conference call will also be webcast live and archived on ISTA’s website for 30 days at www.istavision.com.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company through a combination of its own internal product development and by acquiring complementary products and product candidates. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, and without limiting the foregoing, the statement concerning ISTA’s intention to submit a New Drug Application, or NDA, for its tobramycin and prednisolone acetate combination product in the second quarter of 2006 is a forward-looking statement. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, delays and uncertainties related to ISTA’s research and development programs for its tobramycin and prednisolone acetate combination product (including the difficulty of predicting the timing or outcome of ISTA’s product development efforts and the FDA or other governmental agency approval or actions); and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2005.

ISTA Pharmaceuticals, Inc.

Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, (unaudited)
	2006	2005
Revenue:
Product Sales, net	$5,479	$511
License Fees	69	69
Total Revenue	5,548	580
Cost of products sold	1,936	366
Gross profit margin	3,612	214
Operating expenses:
Research and development	4,486	2,410
Selling, general and administrative	10,038	6,372
Total operating expenses	14,524	8,782
Loss from operations	(10,912)	(8,568)
Interest income/(expense), net	293	359
Net loss	$(10,619)	$(8,209)
Net loss per common share, basic and diluted	$(0.41)	$(0.34)
Shares used in computing net loss per common share, basic and diluted	25,918	24,348

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
Cash and short-term investments	$29,811	$38,626
Working capital	22,358	32,990
Total assets	38,450	45,339
Total stockholders/equity	20,374	30,335

SOURCE ISTA Pharmaceuticals, Inc.

-0- 05/08/2006

/CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavsion.com, both of ISTA Pharmaceuticals, Inc.; or Justin Jackson (Media), jjackson@burnsmc.com, or Lisa Burns (Investors) or Laura Siino, lsiino@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc./

/FCMN Contact: nkahner@burnsmc.com /

/Web site: http://www.istavision.com /

(ISTA)